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                                                                   EXHIBIT 23.1

                     REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
of Dade Behring Inc.

   Our audits of the consolidated financial statements of Dade Behring Inc. referred to in our report dated March 19, 1999 (which report and consolidated financial statements are listed in the "Index to Financial Statements and Schedule" of this Annual Report on Form 10-K) also included an audit of the Financial Statement Schedule listed in Item 14(a)(i) of this Form 10-K. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Chicago, Illinois
March 19, 1999

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